SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549




FROM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934


JANUARY 5, 1998
Date of Report (Date of earliest event reported)


NETSCAPE COMMUNICTIONS CORPORATION
(Exact name of Registrant as specified in its charter)



DELAWARE                        0-26310                  94-3200270
State or other                  Commission File Number)  (I.R.S. Employer
jurisdiction of incorporation)                            Identification No.)


501 EAST MIDDLEFIELD ROAD
MOUNTAIN VIEW, CALIFORNIA 94043
(Address of principal executive offices)


(650) 254-1900
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

     The information set forth in the Registrant's Press Release dated January 5, 1998 is incorporated herein by reference. The Press Release includes "safe harbor" language, pursuant to the Private Securities Litigation Reform Act of 1995, indicating that certain statements about the Registrant's business contained in the Press Release are "forward-looking" rather than "historical." The Press Release also states that a more thorough discussion of factors affecting the Company's operating results is included in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.


ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

            (C) EXHIBITS

Exhibit No.         Description

99.1                Text of Press Release dated January 5, 1998

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                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                         NETSCAPE COMMUNICATIONS CORPORATION


Date: January 5, 1998    By: /s/ Peter L.S. Currie

                            Peter L.S. Currie
                            Executive Vice President and Chief Administrative Officer

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INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED JANUARY 5, 1998
Exhibit        Description
99.1           Text of Press Release dated January 5, 1998

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EXHIBIT 99.1


NETSCAPE ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS


MOUNTAIN VIEW, Calif. (January 5, 1998) -- Netscape Communications Corporation (NASDAQ:NSCP) today announced that, based on a preliminary analysis of its results of operations, it expects to report revenues for the fourth quarter ended December 31, 1997, in the range of $125 million to $130 million. The preliminary fourth quarter 1997 revenue range represents approximately 9 to 13 percent growth over revenue of $115 million in the fourth quarter of 1996. The company also expects to report a net loss for the fourth quarter of 1997 in the range of $85 million to $89 million, or a net loss of $0.88 to $0.92 per share after the effect of non-recurring costs of approximately $52 million in merger-related charges and $35 million of restructuring costs. When excluding the non-recurring charges, the net loss for the fourth quarter of 1997 is expected to be in the range of $14 million to $18 million, or a net loss of $0.15 to $0.19 per share.

The company expects to report revenues for the year ended December 31, 1997, in the range of $534 million to $539 million. The preliminary 1997 year-end revenue range represents approximately 54 to 56 percent growth over revenue of $346 million in 1996. The company also expects to report a net loss for 1997 in the range of $113 million to $117 million, or a net loss of $1.20 to $1.24 per share, after the effect of approximately $105 million of merger-related charges and $35 million of restructuring costs. When excluding the non-recurring charges, the net income for 1997 is expected to be in the range of $7 million to $10 million or $0.08 and $0.11 per share.

The slower than expected overall revenue growth in the fourth quarter of 1997 versus the fourth quarter of 1996 is due in part to competitive pressures that caused standalone client revenues to decrease. The standalone client revenue decrease particularly impacted the

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company's European, Asian and retail businesses. The Asian business was further affected by regional economic conditions. In addition, Netscape's enterprise software and services revenue fell below expectations due to competitive pricing pressure and longer sales cycles associated with new, more sophisticated enterprise software products.

"We planned to grow our enterprise sales and support revenue in the fourth quarter to a greater extent than we were able to. Because of a variety of factors affecting our enterprise business, that growth is taking longer than expected," said Jim Barksdale, Netscape's president and chief executive officer. "We plan to address these issues immediately. To accelerate our transition to an enterprise software company, we plan to streamline our business to focus on key enterprise market opportunities and eliminate unrelated expenses. We believe this streamlining combined with our fourth quarter investments -- including the acquisition of Actra Corporation and Kiva Software for electronic commerce applications, and the continued build-out of our enterprise sales and support infrastructure -- position us to be an industry leader in 1998 in the growing e-commerce, messaging, service provider applications and custom Internet solutions markets."

Netscape plans to reduce its overall expenses and restructure its business beginning immediately. As a result, the company has taken a restructuring charge of approximately $35 million in the fourth quarter of 1997 in connection with a reduction in force, the closing of certain facilities and other write-offs. The restructuring will enable Netscape to focus its remaining resources on the enterprise software business. Added Barksdale, "By adjusting resources to increase our focus on and aggressively pursue enterprise revenue opportunities, we believe we are positioned to return to profitability in 1998."

These statements regarding estimated results are preliminary and based on partial information and management assumptions. The company expects to announce its actual results for the year and fourth quarter of 1997 on January 27, 1998.

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The information in this release regarding expected revenues and net losses is forward looking and preliminary. Actual final results for the year and the quarter could differ, depending on a number of factors, including accounting adjustments made during the course of closing the year and the roll-up of actual financial data from the company's various business units. For a more detailed discussion of factors that affect the company's operating results, interested parties should review the company's SEC reports, including Netscape's Annual Report on Form 10-K for the year ended December 31, 1996, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30 of 1997.

Netscape Communications Corporation is a premier provider of open software for linking people and information over enterprise networks and the Internet.
The company offers a full line of Netscape Navigator clients, servers, development tools and commercial applications to create a complete platform for next-generation, live online applications. Traded on NASDAQ under the symbol "NSCP," Netscape Communications Corporation is based in Mountain View, California.